UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 30, 2025 (May 30, 2025)

Humana Inc.
(Exact name of registrant as specified in its charter)

DE	1-5975	61-0647538
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Main Street, Louisville, KY 40202
(Address of principal executive offices, and zip code)
(502) 580-1000
Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 30, 2025, Humana Inc. (the “Company”) entered into a $5.0 billion unsecured revolving credit agreement with the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A. as Agent, Bank of America, N.A. as the Syndication Agent, Citibank, N.A., Goldman Sachs Bank USA, PNC Bank National Association, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Documentation Agents, and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners (the “Revolving Credit Agreement”), which amends and restates that certain existing unsecured revolving credit agreement, dated as of June 2, 2023, with the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A. as Agent, Bank of America, N.A. as the Syndication Agent, Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Documentation Agents, and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners (the “Existing 5-Year Credit Agreement”). The Revolving Credit Agreement (i) increases the amount of the commitments under the Existing 5-Year Credit Agreement from $2.642 billion to $5.0 billion and (ii) replaces the Company’s existing 364-day $2.1 billion unsecured revolving credit agreement, dated as of May 31, 2024, with the several banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank, N.A. as Agent, Bank of America, N.A. as the Syndication Agent, Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Documentation Agents, and JPMorgan Chase Bank, N.A., BofA Securities, Inc., Citibank, N.A., Goldman Sachs Bank USA, PNC Capital Markets LLC, U.S. Bank, National Association and Wells Fargo Securities, LLC, as Joint-Lead Arrangers and Joint Bookrunners, which has expired in accordance with its terms.
Loans under the Revolving Credit Agreement bear interest at Term SOFR, Daily Simple SOFR or the base rate plus a spread. The Company will pay an annual facility fee under the Revolving Credit Agreement regardless of utilization.
The Revolving Credit Agreement contains customary covenants, including a maximum debt to capitalization covenant, as well as customary events of default. The terms of the Revolving Credit Agreement also include standard provisions related to conditions of borrowing, including customary representations and warranties. In addition, the Revolving Credit Agreement permits the incurrence up to $1.0 billion of incremental commitments.
We have other relationships, including financial advisory and banking, with some parties to the Revolving Credit Agreement.
As of May 30, 2025, we have no borrowings outstanding under the Revolving Credit Agreement and approximately $14.7 million of issued and undrawn letters of credit under the Revolving Credit Agreement. Accordingly, as of May 30, 2025, we have approximately $4.98 billion of remaining borrowing capacity under the Revolving Credit Agreement.
The foregoing description of the Revolving Credit Agreement does not purport to be complete. For an understanding of the terms and provisions of the Revolving Credit Agreement, reference should be made to the copy of the Revolving Credit Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the six months ending June 30, 2025.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The information described above under Item 1.01 of this Current Report on Form 8-K is also responsive to Item 2.03 of this Current Report on Form 8-K and is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ John-Paul Felter
John-Paul Felter
Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated: May 30, 2025